Atlanta Welcomes Blue Earth Solutions, Development Authority Approves $10 Million Industrial Development Bond

Clermont, Fla—(Business Wire)—Blue Earth Solutions, Inc. (OTC Bulletin Board: BESN) today announced that it has been granted approval on its first of a series of planned municipal bond offerings  nationwide for the construction of recycling facilities.  The Atlanta Development Authority has authorized up to $10 million to build the first StyroSolve™ polystyrene recycling facility in the state of Georgia.  This approval establishes a benchmark for the City of Atlanta’s commitment to recycling as a proactive means to reduce waste and improve the environment.

The Atlanta Development Authority (ADA) board of directors approved an inducement resolution on September 18, 2008 authorizing up to $10 million in Industrial Development Bonds to finance a proposed project for Blue Earth Solutions, Inc.  This bond deal is a conduit program in that ADA has the authority to issue the bonds, but the source of funds is the private capital markets.  This board action allows Blue Earth and their investment bank to line up capital while Blue Earth seeks a site.

“The Blue Earth Solutions project is our first use of industrial development bonds for a green industry project.  We are excited about the prospect of creating new green jobs in Atlanta,” said Charles Whatley, director of commerce and entrepreneurship at ADA.  “Blue Earth represents what we believe is an emerging trend – green industry locating in urban areas.  One of our goals along with Sustainable Atlanta is for Atlanta to be recognized as a leader in green buildings, green industry and sustainable development.  ADA welcomes Blue Earth Solutions and hopes their innovation and pioneering efforts will attract additional green companies.”

Under a strategy devised by James Cohen Jr., Vice President of Business Development, Blue Earth Solutions targeted the ADA as a pre-eminent authority with a commitment to implementing progressive technologies in its effort to improve the environment and obvious interest in creating valuable jobs.

About the Atlanta Development Authority:

The Atlanta Development Authority (ADA) is the official economic development agency for the City of Atlanta.  ADA represents in-town Atlanta, a population of 500,000, and growing.  A research-based economic development organization, they focus on residential, business and investment growth in the city.  Visit www.atlantaDA.com.

About Blue Earth Solutions, Inc:

Blue Earth Solutions, Inc. provides practical, economical and environmentally friendly polystyrene recycling using its patented StyroSolve™ system to produce high quality recycled polystyrene pellets suitable for use in virtually all EPS manufacturing applications.  The StyroSolve™ process provides a superior alternative to other expanded polystyrene (“EPS”) disposal methods reducing landfill waste and eliminating the dangers of incineration toxins.  The Company’s proprietary system provides a biodegradable solution to recycle EPS foam and re-manufacture high quality polystyrene pellets.  Producing high quality recycled polystyrene pellets significantly reduces the need for virgin petroleum based polystyrene, providing obvious environmental and economic benefits.  Blue Earth Solutions’ mission is to implement a practical, economic and environmentally safe EPS recycling solution on a global scale.

Safe Harbor Statement:

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, perceived or actual benefits from Blue Earth Solutions planned operations, the market acceptance and level of sales derived from its operations.

Contact:

Union Investor Relations

Ian Shanno

(310) 928-3780